Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Rocky Krivijanski	Kelly Reisdorf
Phone: 571-343-7003	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY19 Third Quarter Operating Results

Vista Outdoor Delivers on Cost Reduction and Profitability Initiatives

Vista Outdoor Takes Non-Cash Goodwill and Intangible Asset Impairment Charge

Vista Outdoor Updates FY19 Guidance

Anoka, MN, February 7, 2019 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the third quarter of its Fiscal Year 2019 (FY19), which ended on December 30, 2018.

"Vista Outdoor continues to build on our successes and deliver on our commitments," said Vista Outdoor Chief Executive Officer Chris Metz. "While we continue to face market pressures, specifically in our ammunition business, we are driving out cost and improving profitability across the portfolio. This has manifested in our delivery of three consecutive quarters of adjusted EPS growth and significant reductions in our adjusted operating expenses. We are also continuing with our portfolio reshaping, having made substantial progress on our planned divestiture of Savage Arms. We have also continued to build a more flexible and resilient Vista Outdoor balance sheet, having completed a refinancing of our primary corporate credit facilities during the third quarter, and we expect to use proceeds from the Savage divestiture to continue our deleveraging process. I am pleased with the progress on our turnaround and remain optimistic that we are making the correct decisions to position our company for success."

For the third quarter ended December 30, 2018:

•	Sales were $468 million, down 20 percent from the prior-year quarter, down 13 percent on an organic basis excluding results from our recently sold Bolle, Serengeti and Cebe brands.

•	Gross profit was $94 million, down 25 percent from the prior-year quarter, down 15 percent on an organic basis excluding results from our recently sold Bolle, Serengeti and Cebe brands.

•
Operating expenses were $609 million, which reflects a pre-tax, non-cash goodwill and intangible impairment charge of $433 million and an $84 million impairment related to an expected loss on the sale of the company's held-for-sale assets. This compares to $107 million of operating expenses in the prior-year quarter. Adjusted operating expenses were $80 million compared to $103 million in the prior-year quarter.

•
Including the pre-tax, non-cash goodwill and intangible impairment charge, fully diluted earnings per share (EPS) was $(8.94), compared to $0.94 in the prior-year quarter. Adjusted EPS was $0.09, compared to $0.13 in the prior-year quarter.

•
Cash flow provided by operating activities year to date was $61 million, compared to $246 million in the prior-year period. Year-to-date free cash flow generation was $51 million, compared to free cash flow of $208 million in the prior-year period.

•	Tax rate was 3.4 percent compared to (725.3) percent in the prior-year quarter. The adjusted tax rate was (51.8) percent, compared to 25.9 percent in the prior-year quarter.

Please see the tables in this press release for a reconciliation of non-GAAP adjusted gross profit, operating expenses, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2019
"The company has delivered another solid quarter of results towards our strategic transformation in a very competitive market environment. While lower volumes drove gross profit dollars down, we were successfully able to sequentially improve our gross profit rate by 76 basis points on an organic basis, as well as a 22% year over year reduction in adjusted operating expenses, or down 12% on an organic basis," said Vista Outdoor Chief Financial Officer Mick Lopez. "While we are lowering our sales guidance due to continued market challenges, we are pleased to be able to hold our adjusted EPS guidance range through a continued focus on our cost savings initiatives. We remain focused on delivering disciplined progress towards our strategic transformation."

Vista Outdoor's current guidance for FY19 is as follows:

•	Sales in a range of $2.00 billion to $2.05 billion, compared to $2.10 - $2.16 billion

•	Interest expense of approximately $52 million, compared to $55 million

•	Tax rate reported of approximately 5 percent and an adjusted tax rate of approximately 20 percent, compared to 10 percent and adjusted rate of 30 percent

•
Earnings per share in a range of $(10.36) to $(10.21) and adjusted earnings per share in a range of $0.20 to $0.35, compared to a previous earnings per share in a range of $(1.32) to $(1.17), and adjusted earnings per share $0.20 to $0.35

•	Capital expenditures of approximately $45 million, compared to $60 million

•	Free cash flow remains in a range of $70 million to $100 million

The guidance above does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its third quarter FY19 financial results on February 7, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 8175688.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit, and Earnings Per Share
The adjusted gross profit, adjusted operating expenses, adjusted operating profit (adjusted EBIT), adjusted other income/(expense), adjusted interest, adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating profit (EBIT), tax rate, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, current and potential transactions, debt issuance costs, CEO/CFO transition, goodwill and intangibles impairment, impairment of held-for-sale assets, business transformation activities, reorganization, and tax reform. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Quarter ended December 30, 2018:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	Interest Expense	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$94,236	$609,387	$(515,151)	$(1,871)	$(16,003)	$(18,383)	3.4%	$(514,642)	$(8.94)
Contingent consideration	—	(843)	843	—	—	202		641	0.01
Transaction costs	—	(1,786)	1,786	—	—	429		1,357	0.02
Debt issuance costs	—	—	—	—	3,061	735		2,326	0.04
Goodwill and intangibles impairment	—	(432,612)	432,612	—	—	12,183		420,429	7.30
Impairment of held-for-sale assets	—	(83,854)	83,854	—	—	—		83,854	1.46
Transformation	2,701	(9,827)	12,528	1,871	—	3,007		11,392	0.20
As adjusted	$96,937	$80,465	$16,472	$—	$(12,942)	$(1,827)	(51.8)%	$5,357	$0.09

Quarter ended December 31, 2017:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	Interest Expense	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$126,105	$107,099	$19,006	$—	$(12,494)	$(47,231)	(725.3)%	$53,743	$0.94
Contingent consideration	—	(843)	843	—	—	285		558	0.01
Transaction costs	—	(597)	597	—	—	202		395	0.01
Tax reform	—	—	—	—	—	48,800		(48,800)	(0.85)
CEO/CFO transition costs	—	(763)	763	—	—	71		692	0.01
Reorganization	—	(1,651)	1,651	—	—	558		1,093	0.02
As adjusted	$126,105	$103,245	$22,860	$—	$(12,494)	$2,685	25.9%	$7,681	$0.13

Outdoor Products
Quarter ended December 30, 2018:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$172,299	$54,143
Business transformation	(2,317)	2,317
As adjusted	$169,982	$56,460

Shooting Sports
Quarter ended December 30, 2018:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$201,234	$40,095
Business transformation	(384)	384
As adjusted	$200,850	$40,479

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended December 30, 2018 and December 31, 2017. EPS amounts may not foot due to rounding.

For the third quarter ended December 30, 2018:

During the quarter ended December 30, 2018, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid over the next year, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 30, 2018, we incurred transaction costs associated with possible and completed transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 30, 2018, we wrote off debt issuance costs in connection with the refinancing our Amended and Restated Credit Agreement dated April 1, 2016. Given the infrequent and unique nature of the debt issuance write-off costs, the company believes these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 30, 2018, we recognized a $433 million total impairment of goodwill and identifiable intangible assets. The trading price of our common stock declined significantly in the quarter ended December 30, 2018, increasing the difference between the market value of Vista Outdoor equity and the book value of the assets recorded on our balance sheet and implying that investors’ may believe that the fair value of our reporting units is lower than their book value. In addition, as a result of a weaker than expected 2018 holiday shopping season and increasing uncertainty from the impact of retail bankruptcies, tariffs and other factors affecting the market for our products, we reduced our sales projections for fiscal year 2020 and beyond for a number of our reporting units for purposes of our long-range financial plan, which is updated annually beginning in our third quarter. As a result of these factors, we determined that a triggering event had occurred during the quarter with respect to our Hunting and Shooting Accessories, Outdoor Recreation, and Action Sports reporting units, which required that we assess the fair value of these reporting units using the income-based and market-based approaches described above. Given the unusual and infrequent nature of this impairment we do not believe these costs are indicative of operations of the company. The tax effect of the goodwill and intangibles impairment charge was determined based on the fact that the goodwill impairment charge of $328 million, a portion of which was non-deductible and the remainder was deductible at a rate of approximately 24 percent for tax purposes, and the remaining intangible asset impairment of $105 million was deductible at a rate of approximately 24 percent. The current quarter impairment caused the Company to be in a three-year cumulative loss position, which resulted in a valuation allowance on deferred tax assets to be recorded. Given the unusual and infrequent nature of this valuation allowance, we do not believe the $29 million tax expense related to the valuation allowance of the deferred tax assets is indicative of operations of the company.

During the quarter ended December 30, 2018, Vista Outdoor recognized a loss of $84 million related to the impairment of the firearms held-for-sale assets. Given the infrequent and unique nature of the firearms business divestiture, the company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter ended December 30, 2018, Vista Outdoor also incurred business transformation costs related to the sublease of the former corporate headquarters, operational realignments, and the implementation of a new ERP system. Given the infrequent and unique nature of these business transformation costs, the company believes these costs are not indicative of ongoing operations. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

For the third quarter ended December 31, 2017:

During the quarter ended December 31, 2017, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which is paid over the three years after acquisition, subject to continued Camp Chef leadership employment and the achievement of certain incremental growth milestones. The tax effect of the contingent consideration adjustment was calculated based on a blended statutory rate of approximately 34 percent. Given this contingent consideration amount relates to the purchase price of a company and is not normal ongoing compensation of the employees, we do not believe these costs are indicative of operations.

During the quarter ended December 31, 2017, we incurred transaction costs associated with possible transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 34 percent.

During the quarter ended December 31, 2017, we completed our search for a permanent CEO and announced the departure of the CFO. During the quarter ended December 31, 2017 we incurred costs related to severance and executive search fees related to the CEO and CFO transitions. We believe these costs are not indicative of the ongoing operations of the company. The tax effect of the costs was calculated based on a blended statutory rate of approximately 34 percent partially offset by a tax deduction shortfall.

During the quarter ended December 31, 2017, we recognized a tax benefit related to the revaluation of the balance sheet as a result of tax legislation which has been enacted in the United States and France. We believe the tax benefit related to the revaluation of the balance sheet is not indicative of the ongoing operations of the company.

During the quarter ended December 31, 2017, we incurred costs related to reorganization. These costs relate to severance costs associated with positions that have been eliminated as well as consulting costs related to the review of our organizational structure and portfolio of brands. Given the infrequent and unique nature of the reorganization, we believe these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 34 percent.

Free Cash Flow
Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: contingent consideration, transaction costs paid to date, debt issuance costs, CEO/CFO transition costs paid to date, loss on Eyewear sale, business transformation costs paid to date, and reorganization costs paid to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Nine months ended December 30, 2018	Nine months ended December 31, 2017	Projected year ending March 31, 2019
Cash provided by operating activities	$60,948	$246,089	$93,798–$123,798
Capital Expenditures	(30,911)	(43,561)	~(45,000)
Contingent consideration	3,371	3,371	3,371
Transaction costs	7,456	647	7,456
Debt issuance costs	(1,503)	—	(1,503)
CEO/CFO transition costs	—	(119)	—
Loss on Eyewear sale	1,379	—	1,379
Transformation costs	10,499	—	10,499
Reorganization costs	—	1,084	—
Free cash flow	$51,239	$207,511	$70,000–$100,000

Adjusted Earnings Per Share - Guidance Reconciliation Table
The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for contingent consideration, current and possible transactions, debt issuance costs, goodwill and intangibles impairment, impairment of held-for-sale assets, loss on Eyewear sale, business transformation and reorganization activities, and tax reform, is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY19 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including transaction costs, debt issuance costs, intangibles impairment, loss on Eyewear sale, business transformation costs, and tax reform	$(10.36)	$(10.21)
Contingent consideration	0.04	0.04
Transaction costs	0.13	0.13
Debt issuance costs	0.08	0.08
Goodwill and intangibles impairment	7.61	7.61
Impairment of Firearms held-for-sale assets	1.46	1.46
Loss on Eyewear sale	0.89	0.89
Transformation	0.39	0.39
Tax reform	(0.04)	(0.04)
Adjusted EPS guidance	$0.20	$0.35

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor has manufacturing and distribution facilities in 18 locations in the United States,

Canada, Mexico, and Puerto Rico along with international customer service, sales, and sourcing operations in Asia, Australia, Canada, and Europe.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Quarter ended		Nine months ended
(Amounts in thousands except per share data)	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Sales, net	$467,771	$581,204	$1,543,192	$1,737,236
Cost of sales	373,535	455,099	1,226,861	1,325,596
Gross profit	94,236	126,105	316,331	411,640
Operating expenses:
Research and development	6,503	6,875	20,681	22,113
Selling, general, and administrative	86,418	100,224	284,754	306,036
Goodwill and intangibles impairment (Note 11)	432,612	—	456,023	152,320
Impairment of held-for-sale assets	83,854	—	128,775	—
Income (loss) before other expense, interest, and income taxes	(515,151)	19,006	(573,902)	(68,829)
Other income (expense), net	(1,871)	—	(6,796)	—
Interest expense, net	(16,003)	(12,494)	(46,340)	(37,456)
Income (loss) before income taxes	(533,025)	6,512	(627,038)	(106,285)
Income tax provision (benefit)	(18,383)	(47,231)	(27,230)	(61,975)
Net income (loss)	$(514,642)	$53,743	$(599,808)	$(44,310)
Earnings (loss) per common share:
Basic	$(8.94)	$0.94	$(10.43)	$(0.78)
Diluted	$(8.94)	$0.94	$(10.43)	$(0.78)
Weighted-average number of common shares outstanding:
Basic	57,572	57,253	57,525	57,113
Diluted	57,572	57,294	57,525	57,113

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	December 30, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$37,624	$22,870
Net receivables	340,016	421,763
Net inventories	425,473	382,278
Income tax receivable	12,044	3,379
Assets held for sale	236,810	200,440
Other current assets	18,519	27,962
Total current assets	1,070,486	1,058,692
Net property, plant, and equipment	219,776	277,207
Goodwill	204,496	657,536
Net intangible assets	364,616	592,279
Deferred charges and other non-current assets	17,343	29,122
Total assets	$1,876,717	$2,614,836
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$19,335	$32,000
Accounts payable	136,550	114,549
Accrued compensation	26,556	36,346
Federal excise tax	14,785	22,701
Liabilities held for sale	40,592	42,177
Other current liabilities	125,430	97,447
Total current liabilities	363,248	345,220
Long-term debt	729,594	883,399
Deferred income tax liabilities	18,497	66,196
Accrued pension and postemployment benefits	35,733	38,196
Other long-term liabilities	63,019	64,335
Total liabilities	1,210,091	1,397,346

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,573,713 shares as of December 30, 2018 and 57,431,299 shares as of March 31, 2018	576	574
Additional paid-in capital	1,760,075	1,746,182
Accumulated deficit	(756,334)	(156,526)
Accumulated other comprehensive loss	(73,998)	(104,296)
Common stock in treasury, at cost — 6,390,726 shares held as of December 30, 2018 and 6,533,140 shares held as of March 31, 2018	(263,693)	(268,444)
Total stockholders' equity	666,626	1,217,490
Total liabilities and stockholders' equity	$1,876,717	$2,614,836

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine months ended
(Amounts in thousands)	December 30, 2018	December 31, 2017
Operating Activities:
Net income (loss)	$(599,808)	$(44,310)
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	40,112	41,412
Amortization of intangible assets	19,284	26,653
Impairment of held-for-sale assets	128,775	—
Goodwill and intangibles impairment	456,023	152,320
Deferred financing costs expensed	10,458	2,260
Deferred income taxes	(26,610)	(76,173)
Loss on disposal of property, plant, and equipment	8,098	87
Loss on disposition	4,925	—
Stock-based compensation	5,838	7,868
Changes in assets and liabilities:
Net receivables	47,088	12,254
Net inventories	(88,657)	111,250
Accounts payable	36,961	(8,456)
Accrued compensation	(6,911)	10,654
Accrued income taxes	(4,872)	31,258
Federal excise tax	(3,630)	(6,083)
Pension and other postretirement benefits	(555)	(8,960)
Other assets and liabilities	34,429	(5,945)
Cash provided by operating activities	60,948	246,089
Investing Activities:
Capital expenditures	(30,911)	(43,561)
Proceeds from sale of Eyewear business	151,595	—
Proceeds from the disposition of property, plant, and equipment	365	88
Cash provided by (used for) investing activities	121,049	(43,473)
Financing Activities:
Borrowings on lines of credit	440,000	250,000
Payments on lines of credit	(180,000)	(410,000)
Proceeds from issuance of long-term debt	149,343	—
Payments made on long-term debt	(576,000)	(24,000)
Payments made for debt issuance costs	(10,271)	(1,805)
Settlement from former parent	13,047	—
Deferred payments for acquisitions	(1,348)	(1,348)
Shares withheld for payroll taxes	(1,001)	(2,982)
Proceeds from employee stock compensation plans	—	4,237
Cash used for financing activities	(166,230)	(185,898)
Effect of foreign exchange rate fluctuations on cash	(1,013)	1,486
Increase in cash and cash equivalents	14,754	18,204
Cash and cash equivalents at beginning of period	22,870	45,075
Cash and cash equivalents at end of period	$37,624	$63,279